UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-A/A
Amendment No. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
The Enstar Group, Inc.

(Exact name of registrant as specified in its charter)

Georgia	63-0590560

(State of incorporation or organization)	(IRS Employer
Identification No.)

401 Madison Avenue
Montgomery, Alabama	36104

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to	Name of each exchange on which
be so registered	each class is to be registered

None	Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
Share Purchase Rights

(Title of Class)

The undersigned registrant, The Enstar Group, Inc. (the “Registrant”), hereby amends and supplements, as set forth below, Items 1 and 2 of the Registrant’s Registration Statement on Form 8-A (the “Form 8-A”), filed with the Securities and Exchange Commission on May 15, 1997 and amended by Amendment No. 1 to Form 8-A (together with Form 8-A, the “Form 8-A/A”), filed with the Securities and Exchange Commission on November 5, 1998, which is incorporated herein by reference. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Form 8-A/A.
ITEM 1. Description of Registrant’s Securities to be Registered
     The response to item 1 in the Form 8-A/A is hereby amended by the addition of the following two paragraphs after the last paragraph thereof:
     Effective as of May 23, 2006, the Rights Agreement (the “Rights Agreement”), dated as of January 20, 1997, as amended, between the Registrant and American Stock Transfer & Trust Company, as rights agent, was amended (“Amendment No. 2 to Rights Agreement”) in order to, among other things, (i) prevent Castlewood Holdings Limited, a Bermuda company (“Castlewood”), CWMS Subsidiary Corp., a Georgia corporation and a direct wholly-owned subsidiary of Castlewood (“Merger Sub”), Flowers, Nimrod T. Frazer and John J. Oros, and any of their Affiliates or Associates, or any group including one or more of them that may be deemed to be formed, from becoming an Acquiring Person, in each case by virtue of the execution or delivery of, performance under or consummation of any one or more transactions contemplated by (w) the Agreement and Plan of Merger, dated as of May 23, 2006, among the Company, Castlewood and Merger Sub, as amended from time to time (the “Merger Agreement”), pursuant to which Merger Sub will be merged (the “Merger”) with and into the Company, with the Company as the surviving corporation, (x) the Recapitalization Agreement, dated as of May 23, 2006, among Castlewood, the Company and the other parties named therein, as amended from time to time (the “Recapitalization Agreement”), (y) the Support Agreement, dated as of May 23, 2006, among Castlewood and certain stockholders signatory thereto, as amended from time to time (the “Support Agreement”), and (z) any other agreement entered into in connection with the Merger, as amended from time to time (together with the Merger Agreement, the Recapitalization Agreement and the Support Agreement, the “Merger Transaction Documents”), (ii) prevent a Stock Acquisition Date, a Distribution Date, a Section 11(a)(ii) Event or a Section 13 Event from occurring as a result of the Merger or the other transactions contemplated by the Merger Transaction Documents and (iii) provide for the cancellation of all rights under the Rights Agreement upon the effectiveness of the Merger and in accordance with the Merger Transaction Documents.
     A copy of the Amendment No. 2 to Rights Agreement is attached hereto as Exhibit 3 and is incorporated herein by reference. The foregoing description of the

Amendment No. 2 to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 2 to Rights Agreement.
ITEM 2. Exhibits
1.	Rights Agreement, dated as of January 20, 1997, between the Registrant and American Stock Transfer & Trust Company, as rights agent (previously filed as Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on March 27, 1997).
2.	Amendment Agreement, dated as of October 20, 1998, between the Registrant and American Stock Transfer & Trust Company, as rights agent (previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on November 5, 1998).
3.	Amendment Agreement No. 2, dated as of May 23, 2006, between the Registrant and American Stock Transfer & Trust Company, as rights agent.
4.	Agreement and Plan of Merger, dated as of May 23, 2006, among the Registrant, Castlewood and Merger Sub (incorporated by reference to Exhibit 2.1 of the 8-K dated May 24, 2006 filed by the Registrant).
5.	Recapitalization Agreement, dated as of May 23, 2006, among Castlewood, the Registrant and the other parties named therein (incorporated by reference to Exhibit 2.2 of the 8-K dated May 24, 2006 filed by the Registrant).
6.	Support Agreement, dated as of May 23, 2006, among Castlewood and certain stockholders signatory thereto (incorporated by reference to Exhibit 2.3 of the 8-K dated May 24, 2006 filed by the Registrant).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE ENSTAR GROUP, INC.
By:	/s/ NIMROD T. FRAZER
	Name:	Nimrod T. Frazer
	Title:	Chairman & CEO

DATE: May 24, 2006

EXHIBIT INDEX

Exhibit No.	Description
1.
Rights Agreement, dated as of January 20, 1997, between the Registrant and American Stock Transfer & Trust Company, as rights agent (previously filed as Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on March 27, 1997).

2.
Amendment Agreement, dated as of October 20, 1998, between the Registrant and American Stock Transfer & Trust Company, as rights agent (previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on November 5, 1998).

3.	Amendment Agreement No. 2, dated as of May 23, 2006, between the Registrant and American Stock Transfer & Trust Company, as rights agent.

4.
Agreement and Plan of Merger, dated as of May 23, 2006, among the Registrant, Castlewood Holdings Limited, a Bermuda company and CWMS Subsidiary Corp., a Georgia corporation and a direct wholly-owned subsidiary of Castlewood Holdings Limited (incorporated by reference to Exhibit 2.1 of the 8-K dated May 24, 2006 filed by the Registrant).

5.
Recapitalization Agreement, dated as of May 23, 2006, among Castlewood Holdings Limited, a Bermuda company, the Registrant and the other parties named therein (incorporated by reference to Exhibit 2.2 of the 8-K dated May 24, 2006 filed by the Registrant).

6.
Support Agreement, dated as of May 23, 2006, among Castlewood Holdings Limited, a Bermuda company, and certain stockholders signatory thereto (incorporated by reference to Exhibit 2.3 of the 8-K dated May 24, 2006 filed by the Registrant).

5